REAL ESTATE PURCHASE AGREEMENT

PARTIES: Oasis Hotel, Resort & Casino III, Inc. - Buyer, a Nevada Corporation with its principal officers located at 1946 Plateau Way, Wendover, Nevada.

                  Oasis International Hotel & Casino, Inc. - Seller, a Nevada corporation with its offices located at 268 West 400 South, Suite 300, Salt Lake City, Utah 84101.

PROPERTY:         Twenty  acres of real  property,  including  all  improvements located thereon, located at the Northeast corner of the intersection of I-80 and Nevada state Highway 233 in the county of Elko, State of Nevada and commonly known as Oasis, the twenty acres to be taken from a parcel consisting of 49.96 acres more or less and more specifically described in the legal description as attached hereto and labeled as Exhibit
                  "A." The specific twenty acres to be designated by a survey, subject to the mutual agreement of the parties.

         Unless excluded herein, this sale shall include all fixtures presently attached to the Property: plumbing, heating, air-conditioning and venting fixtures and equipment, water heater, built-in appliances, light fixtures and bulbs, bathroom fixtures, curtains and draperies and rods, window and door screens, storm doors, window blinds, awning, installed television antenna, satellite dishes and systems, wall-to-wall carpets, fences, trees and shrubs, inventory, trade fixtures, permits, and licenses, if any such are present on the property, No items have been specifically represented to be present on the property. Buyer will grant to Seller an easement for free access to Seller's property, the easement to be determined during Buyer's due diligence period and is moveable at the mutual agreement of the parties. No water rights are to be granted by the sale. Seller agrees to provide water as shall be determined during Buyer's due diligence.

         Seller agrees to sell to Buyer and Buyer agrees to buy from Seller the property as set forth above upon the following terms and conditions:

         Deposit: 250,000 shares, valued at $0.10 each, of common stock, issued pursuant to regulation 504, in the buyer to be delivered to seller within 5 business days of acceptance hereof. The deposit shall be fully earned by Seller upon delivery thereof.

         Price: Total purchase price shall be $5,000,000 for the property as described herein above, to which the deposit may be applied, the purchase price to be paid as provided for at the time of closing.

         Payment: The purchase price of $5,000,000 is to be paid with $1,000,000 in cash at closing, credit for the deposit, the balance to be seller financed and secured by the property. Seller will allow for payments under the terms of repayment to be made with cash or stock in the buyer corporation at 50% of the bid price for the stock but only so long as the stock is quoted. Seller further agrees, upon written request, to subordinate its secured position in the property, to loans used in the construction of a hotel or casino on the property.

     DEPOSIT: Within 90 calendar days of this agreement, both parties shall deposit with an agreed and designated Escrow Holder, all funds and instruments necessary to complete the sale in accordance with the terms hereof. Escrow fees to be paid by Buyer.


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     CLOSING:  This  transaction  shall be  closed on or before 91 days from the date hereof, or thereafter if extended by the agreement of both parties hereto. Closing shall occur when: (a) Buyer and Seller have signed and delivered to an escrow/title company all documents required by this Contract, by written escrow instructions and by applicable law; and (b) the monies required to be paid under these documents, have been delivered to the escrow/title company in the form of cashier's check, collected or cleared funds. Seller and Buyer shall each pay one-half (1/2) of the escrow Closing fees. Taxes and assessments for the current year, rents, and interest on assumed obligations shall be prorated as set forth in this Section. Unearned deposits on tenancies shall be transferred to Buyer at Closing. Prorations set forth in this Section shall be made as of the date of Closing.

     POSSESSION: Seller shall deliver possession to Buyer upon closing.

     BROKER & AGENT: Each party shall be responsible for any commissions to agents or brokers that it has contracted with.

     EVIDENCE OF TITLE: (a) Seller has, or shall gave at Closing, fee title to the Property and agrees to convey such title to Buyer by general warranty deed, free of financial encumbrances as warranted herein; (b) Seller agrees to pay for and furnish Buyer at Closing with a current standard form owner's policy of title insurance in the amount of the purchase price; (c) the tikle policy shall conform with Seller's obligations under (a) and (b) above.

     SELLER'S DISCLOSURES: Seller will deliver to Buyer the following Seller Disclosures; (a) a commitment for the policy of title insurance to be issued by the title company chosen by Seller, including copies of all documents listed as Exceptions on the Commitment; (b) a copy of all loan documents relating to any loan now existing which will encumber the Property after closing; and (c) a copy of all leases affecting the Property not expiring prior to Closing. Seller agrees to pay any title commitment cancellation charges.

     GENERAL CONTINGENCIES: Buyer's approval of the content of items referenced in Seller's Disclosures and Buyer's inspection of the Property, Any inspection shall be paid for by Buyer and shall be conducted by an individual/company of Buyer's choice. Seller agrees to fully cooperate with such inspection and a walk-through inspection of the Property as reasonably requested by the Buyer.

         Buyer shall have 30 days after receipt of the content of Seller's Disclosures to determine, if, in Buyer's sole discretion, the content of all Seller Disclosures is acceptable.

         If Buyer does not deliver a written objection to Seller regarding a Seller Disclosure ot the Property Inspection within the time provided above, that document or inspection will be deemed approved or waived by Buyer.

         If Buyer objects, buyer and Seller shall have 21 calendar days after receipt of the objections to resolve Buyer's objections. Seller may, but shall not be required to, resolve Buyer's objections. If Buyer's objections are not resolved within the 21 calendar days, Buyer may void this Contract by providing written notice to Seller within the same 21 calendar days. If this contract is not voided by Buyer, Buyer's objection is deemed to have been waived. However, this waiver does not affect any other matters warranted by Seller.

CHANGES DURING TRANSACTIONS: Seller agrees that no changes in any existing leases shall be made, no new leases entered into, and no substantial alterations or improvements to the Property shall be made or undertaken without the written consent of the Buyer.

     AUTHORITY OF SIGNERS: The persons executing this Contract on behalf of the Buyer and the Seller warrant that each has the authority to do so and to bind the named Buyer and Seller corporations.

     COMPLETE CONTRACT: This instrument together with its addenda, any attached exhibits, and Disclosures constitute the entire Contract between the parties and supersedes and replaces any and all prior negotiations, representations, warranties, understandings, term sheets or contracts between the parties. This Contact cannot be changed except by written agreement of the parties.

     DISPUTE RESOLUTION: The parties agree that any dispute or claim relating to this Contract, including but not limited to the disposition of the Deposit, the breach of termination of this Contract or the services related to this transaction, shall first be submitted to mediation in accordance with the Rules of the American Arbitration Association. Disputes shall include representations made by the parties, any broker or other person or entity in connection with the sale, purchase, financing, condition or other aspect of the Property to which this Contract pertains, including without limitation, allegations of concealment, misrepresentation, negligence and/or fraud. Each party agrees to bear its own costs of mediation. Any agreement signed by the parties pursuant to the mediation shall be binding. If mediation fails, the procedures applicable and remedies available under this Contract shall apply. Nothing in this paragraph shall prohibit any party from seeking emergency equitable relief pending mediation. The parties agree that mediation under this paragraph is not mandatory, but is optional upon agreement of all parties.

     DEFAULT: If Buyer defaults, Seller may elect to either retain the Deposit as liquidated damages or to return the Deposit and sue Buyer to enforce Seller's rights. If Seller defaults, buyer is entitled to the return of the Deposit or to sue Seller to enforce Buyer's rights. Where a section of this Contract provides a specific remedy, the parties intend that the remedy shall be exclusive regardless of rights which might otherwise be available under common law.

     ATTORNEYS FEES: In any action arising out of this Contract, the prevailing party shall be entitled to costs and reasonable attorney's fees.

     APPLICABLE LAW AND VENUE DESIGNATION: The parties agree that the Law of the State of Nevada shall apply to any issue arising under this Agreement and the parties further agree and stipulate that the Courts located in the County of Elko, Nevada have jurisdiction to hear and rule upon any dispute arising under this Agreement.

     ABROGATION: Except for express warranties made in this Contract, the provisions of this Contract shall not apply after Closing.

     RISK OF LOSS: All risk of loss or damage to the Property shall be borne by Seller until Closing.

     TIME IS OF THE ESSENCE: Time is of the essence regarding the dates set forth in this transaction. Extensions must be agreed to in writing and by all parties. Performance under eaach section and paragraph of this Contract which references a date shall be required absolutely by 5:00 p.m. Pacific Time on the stated date.

     ZONING: The parties agree to cooperate in the zoning of any of the property, including the development of a master plan for the area in support of any application by either party for zoning change applications.

     HEADINGS AND CAPTIONS: The headings or captions of paragraphs are included solely for convenience. If a conflict exists between any heading or caption and the text of this Agreement, the text shall control.

     SEVERABILITY: If any of the terms or provisions of this Agreement are determined to be invalid, such invalid term or provision shall not affect or impair the remainder of this Agreement, but such remainder shall continue in full force and effect to the same extent as though the invalid term or provision were not contained herein.

     EXECUTION IN COUNTERPARTS: This Agreement may be executed in two or more counterparts, each of which may be executed by one of the parties, with the same force and effect as though all of the parties executing such counterparts have executed but one instrument.

     FACSIMILE (FAX) DOCUMENTS: Facsimile transmission of any sighed original document, and retransmission of any signed facsimile transmission, shall be the same as delivery of an original.

     SUCCESSORS AND ASSIGNS: This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.

     ACCEPTANCE: Acceptance occurs when Seller or Buyer, responding to any offer or counteroffer, (if any) (a) signs the offer or counter where noted to indicate acceptance; and (b) communicates to the other party or the other party's agent that the offer or counteroffer has been signed as required.



Oasis Hotel, Resort & Casino III, Inc.
BUYER'S SIGNATURE:          /s/Walter Sanders                       4-9-98
                            By: Walter Sanders, President


OASIS INTERNATIONAL HOTEL & CASINO, INC.
SELLER'S SIGNATURE:         /s/Richard Surber                       4-9-98
                            By: Richard Surber, President

                            REAL PROPERTY DESCRIPTION

         Twenty acres of real property located in the County of Elko, State of Nevada, to be designated by survey from the following parcel described as follows:

TRACT ONE:

         A parcel of land located in Sections 2 and 3, T 36 N, R 66 E, MDB & Elko County, Nevada, more particularly described as follows:

         Beginning at the South 1/4 corner of said Section 2, a point begin corner no. 1, the true point of beginning.

         Thence N 88 deg. 56 min. 46 sec. W, 624.62 feet along the South line of said Section 2, to corner no. 2, a point being on the Northeasterly Right of Way of Interstate Route 80,

         thence N 02 deg. 47 min. 03 sec. W, 661.90 feet along the North line of the said East line the SW 1/4 of the SW 14 of Section 2 to corner no. 4, a point being the Northeast corner of the said SW 1/4 of the SW 1/4 of Section 2, thence N 89 deg. 26 min. 47 sec. W, 1041.89 feet along the North line of the said Sw 1/4 of the SW 1/4 of Section w to corner no. 5, a point on the said Northeasterly Right of Way of Interstate Route 80, thence from a tangent bearing N 45 deg. 17 min. 44 sec. W on a curve to the right with a radius 4018.00 feet through a central angle of 02 deg. 50 min 36 sec. For an arc length of 199.39 feet along the said Northeasterly Right of Way of Interstate Route 80 to corner no. 6, thence N 42 deg. 27 min 08 sec. W, 233.99 feet along the said Northeasterly Right of Way of Interstate Route 80 to corner no. 7, a point also being on the West line of said Section 2,

         thence N 02 deg. 59 min. 54 sec. W, 118.81 feet along the said West line of Section 2 to corner no. 8,

         thence N 38 deg. 15 min 31 sec. W, 268.12 feet to corner no. 9, a point also being on the